PRESS RELEASE FOR IMMEDIATE RELEASE			September 15, 2008
BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL Revenue Increases 11%; Net Income Increases 37%

OLATHE, KANSAS, September 15, 2008, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the first quarter fiscal 2009 for the period ended July 31, 2008.  In conjunction with the release, the Company has scheduled a conference call Monday, September 22, 2008 at 9:00 AM Central Daylight Time.

What: Butler National Corporation First Quarter Fiscal 2009 Financial Results Conference Call

When: Monday, September 22, 2008 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2009.

Historical selected financial data related to all operations:
	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)

	2009	2008	2007	2008	2007	2006

Net Sales	$5,204	$4,707	$3,076	$4,446	$3,906	$3,072
Operating Income	656	410	164	1,015	627	187
Net Income	318	232	44	662	415	15
Total Assets	32,464	19,878	18,092	27,104	20,445	18,138
Long-term Obligations	6,276	2,426	1,759	6,416	2,521	1,844
Shareholders' Equity	12,509	10,879	9,873	12,190	10,648	9,829
New Product Research and Development Cost	620	570	499	520	439	416
nr = not reported

Management Comments:

"Our sales for the fiscal quarter-ended July 31, 2008, increased 11% to $5.2 million as compared to $4.7 million for the same period in fiscal 2008.  Net income increased 37% to $318,000 as compared to $232,000 for the same period in fiscal 2008. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

We expensed $620,000, 12% of our sales, on product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

Sales from Aircraft Modifications including modified aircraft increased $1.5 million (81.9%) from $1.9 million in the first quarter of fiscal year 2008 to $3.4 million in the current three months of fiscal 2009.

Sales from Avionics decreased 47.5%, from $1.7 million in first quarter of fiscal 2008, to $871,000 in the current three months of fiscal 2009.  Operating profits decreased from $516,000 for the three months ended July 31, 2007 to a loss of $41,000 for the three months ended July 31, 2008. This decrease in operating profit is related to additional material cost, material spoilage, additional labor requirements and rework labor costs on a major build-to-print contract. This contract was started in fiscal 2007 and is expected to be completed during the next quarter with less of an impact on operating profit. Management expects this business segment to increase in the future due to additions of new fuel system protection devices like the TSD, GFI, and other classic aviation defense products.

Monitoring sales decreased from $91,000 (19.2%) from $472,000 in first quarter of fiscal 2008 to $381,000 in the current three months of fiscal 2009.  During the three months ended July 31, 2008, we maintained a relatively level volume of long-term contracts with municipalities.  We had decreased revenues due to budget cuts faced by the municipalities resulting from the decrease in property taxes in the State of Florida. We anticipate the revenues from additional lift station rehabilitations to resume and generate additional revenue over the next four years.

Revenues from management services related to gaming increased 13.9% from $351,000 for the three months ended July 31, 2007 compared to $400,000 for the three months ended July 31, 2008. Sales continue to have stability due to the addition of Class III casino gaming in Oklahoma.

As of September 1, 2008, our backlog is in excess of $7.0 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

The Company remains well-positioned to grow and continue to increase revenue and income in the coming years. We continue into fiscal 2009 with the goal of improving shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

FOR MORE INFORMATION, CONTACT:

Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Ph (214) 498-7775
Fax (913) 780-5088

Ph (830) 669-2466

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

THE WORLDWIDE WEB:
Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.